SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

Per-Se Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒		No fee required.
☐		Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

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	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set for the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐		Fee paid previously with preliminary materials:

☐		Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

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On January 4, 2007, the Registrant sent via email the following letter to holders of restricted stock units issued by the Registrant and to holders of options to purchase shares of the Registrant’s common stock:

1145 Sanctuary Parkway, Suite 200 Atlanta, GA 30004 Main 770/237-4300 Toll free 877/73PER-SE www.per-se.com
January 4, 2007
Dear Per-Se Stock Option and Restricted Stock Unit Holders,
The stockholders meeting to vote on a proposal to adopt the previously announced Agreement and Plan of Merger (the “Merger Agreement”), which provides for the acquisition (the “Merger”) of Per-Se Technologies, Inc. (“Per-Se”) by McKesson Corporation (“McKesson”), is scheduled to occur on January 24, 2007. If the stockholders adopt the Merger Agreement, such adoption (or, depending on the applicable equity-based compensation plan, the consummation of the Merger) will constitute a “Change in Control” of Per-Se under its equity-based compensation plans. This letter briefly summarizes how your Per-Se stock options and restricted stock units (“RSUs”) will be treated in connection with the Merger. More detailed information about how you will be paid for your options and RSUs will be provided closer to the closing of the Merger.
Please note that this information is merely a general summary, and is qualified in all respects by the more specific provisions set forth in the Merger Agreement, the applicable Per-Se equity-based compensation plans and the related stock option and RSU agreements. This letter does not amend any of the foregoing. More information concerning the acquisition is available in the Proxy Statement, dated December 21, 2006, which was sent to Per-Se stockholders entitled to vote at the stockholders meeting and may be found on the Per-Se website.
Stock Options
At the effective time of the Merger, each outstanding option to purchase shares of our common stock with an exercise price of less than $28.00 per share, whether or not then exercisable or vested, will be canceled and converted into the right to receive a cash payment equal to the difference between $28.00 and the exercise price per share of the option, multiplied by the number of shares of Per-Se common stock subject to the option, without interest and less any applicable withholding tax. Each outstanding option with an exercise price equal to or greater than $28.00 per share will be canceled without payment for such option and will have no further force or effect.
Use the following formula to calculate the amount payable for each of your stock options:

•	$28.00 minus the exercise price per share multiplied by number of shares minus applicable withholding taxes.
Performance-Based Restricted Stock Units
At the effective time of the Merger, each outstanding performance-based RSU, whether vested or unvested, will be canceled and converted into the right to receive a cash payment equal to $28.00 multiplied by the number of shares of Per-Se common stock subject to such RSU (based on the actual Total Shareholder Return Targets as of the effective time of the Merger), without interest and less any applicable withholding tax.
Use the following formula to calculate the amount payable for your performance-based RSUs:
•	$28.00 multiplied by the number of shares of Per-Se common stock subject to such RSU (based on the actual Total Shareholder Return Targets as of the effective time of the Merger) minus applicable withholding taxes.
Service-Based Restricted Stock Units
Each outstanding service-based RSU will cease to represent a right to receive, upon settlement, shares of Per-Se common stock and will instead be assumed by McKesson and converted into the right to receive, upon settlement, a number of shares of McKesson common stock equal to the number of shares of Per-Se common stock subject to such service-based RSU multiplied by the ratio of $28.00 to the closing price of McKesson common stock on the closing date of the Merger.
Use the following formula to calculate the number of shares of McKesson common stock that will be subject to your converted service-based RSUs:
•	The number of shares subject to the award multiplied by $28.00 divided by the closing price of McKesson common stock on the closing date of the Merger equals the number of shares of McKesson common stock subject to the converted RSU.
If you hold converted service-based RSUs, you will be credited with your service with Per-Se for vesting purposes but your vesting schedule will not change. If you are terminated without “cause” (as defined in the Per-Se 2006 Long-Term Incentive Plan) within two years following the closing of the Merger, then your converted service-based RSUs will immediately vest and become payable in the applicable number of shares of McKesson common stock.
Exercising Stock Options Before the Merger Closes
If you are not a “Designated Individual” under Per-Se’s Stock Trading Policy and would like to exercise your vested stock options before the closing of the Merger, you may do so by contacting Merrill Lynch customer service at (877) 767-2404. Merrill Lynch handles this process for Per-Se option holders.

If you are a Designated Individual, then please consult separate communications from Per-Se’s Legal Department as to whether a “window period” is open for purposes of trading in Per-Se common stock, including trades in connection with stock option exercises. The window period currently is not open for Designated Individuals.
Determining the Number of Your Stock Options and RSUs
If you have questions regarding how many shares are subject to your stock options or RSUs, you may call Merrill Lynch customer service at (877) 767-2404.
For further information regarding our program with Merrill Lynch, please consult the Per-Se Intranet. Information can be found in the “Corporate” section under “Treasury.”
General Information
Any cash payment to you in respect of your stock options or RSUs, if any, generally will be ordinary income to you under the U.S. tax code, taxable in its entirety at ordinary income tax rates. We recommend that you consult your own tax advisor as to the tax consequences of the Merger in your particular circumstances.
Additional Information
In connection with the proposed merger and required stockholder approval, Per-Se Technologies, Inc. has filed a proxy statement with the U.S. Securities and Exchange Commission (SEC). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT PER-SE AND THE MERGER. The final proxy statement has been mailed to the stockholders of Per-Se. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, the documents filed by Per-Se with the SEC may be obtained free of charge by contacting Per-Se Technologies, Inc., Attn: Investor Relations and Corporate Communications, 1145 Sanctuary Parkway, Suite 200, Alpharetta, Georgia 30004, Telephone: 770-237-7539. Per-Se’s filings with the SEC are also available from Per-Se’s website (www.per-se.com) under the tab “Investor Relations” through the “SEC Filings” link.
Participants in This Transaction
Per-Se Technologies and its directors, executive officers, and other members of management may be deemed participants in the solicitation of proxies from stockholders in connection with this transaction. Information about the directors and executive officers of Per-Se Technologies and information about other persons who may be deemed participants in this transaction is included in the proxy statement. Information regarding Per-Se’s directors and executive officers is available in Per-Se’s proxy statement for its 2006 annual meeting of stockholders, which was filed with the SEC on April 19, 2006. Additional information regarding the interests of such potential participants is included in the proxy statement and other relevant documents filed with the SEC.